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                                                                    Exhibit 99.1


                           (LETTERHEAD OF A.C. MOORE)


For:                                            From:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For more information contact:
Chief Financial Officer                         Joe Crivelli
(856) 228-6700                                  (610) 642-8253

For immediate release

              A.C. Moore Sales Increase 11% for the Fourth Quarter
                        Re-affirms 2003 Earnings Guidance


Blackwood, New Jersey, January 8, 2004. A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) announced today that sales for the fourth quarter ended December 31, 2003 were $149.7 million, an increase of 10.9% over sales of $134.9 million for the fourth quarter ended December 31, 2002. Same store sales grew 3% for the quarter.

Sales for the year ended December 31, 2003 were a record $433.9 million, an increase of 10.3% over sales of $393.4 million during the year ended December 31, 2002. Same store sales growth was 2% in 2003.

A.C. Moore Chief Executive Officer Jack Parker commented, "We feel very positive about our sales results for the quarter as two major snow storms impacted sales during our two busiest weekends of the year. The storms negatively affected comp store sales by 4% for the quarter. We executed to our merchandise, marketing and operational plans and we were able to achieve good seasonal sell-through. Our inventories are slightly below our plan and in good shape for 2004. With continued strong expense control, we are pleased to be able to re-affirm our previous earnings guidance which was to be at the higher end of the $0.84 to $0.88 per share range."

Based on current market conditions and expectations, A.C. Moore is presently forecasting the following for 2004:

    o 16 to 18 new store openings, relocation of two existing stores and expansion of one store.

    o Year over year sales growth in the range of 18% to 20%.

    o Comparable store sales growth in the mid-single digits, with somewhat higher levels in the first and fourth quarters when we were most affected by weather in 2003.

    o Net income growth of 7% to 10% over 2003. This projection includes the previously announced impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor". We estimate that the change in the timing of income recognition will reduce 2004 EPS by approximately $0.12 per share. Management uses projected income without the accounting change as a financial measure to assess the performance of the Company's business. In order to assist investors in analyzing and benchmarking the performance and value of our business, without the accounting change our income would have been projected to increase by 21% to 24%.





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Investors will have the opportunity to listen to the sales conference call live at the company's web site http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available two hours after the call and will remain available for twelve months.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 81 stores on the eastern United States. For more information about the Company, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.